Exhibit 10.2

ADDENDUM TO
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This ADDENDUM TO the AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Addendum”) is made as of June 25, 2021 by and between Citizens Financial Group, Inc., together with its subsidiaries and any and all successor entities (the “Company”) and Bruce Van Saun (“Executive”).

This Addendum shall modify the herein specified provisions of Executive’s Amended and Restated Executive Employment Agreement dated May 5, 2016 (the “Current Agreement”), which in turn modified the Executive Employment Agreement, dated October 1, 2013 and letter from Elaine Arden to Executive dated November 6, 2013 (collectively, the “Original Agreement”).

The primary purpose of this Addendum is to formalize the intent of the Company and the Executive to continue the existing employment relationship beyond the May 5, 2023 expiry date (the “Current Expiry Date”) found in the Current Agreement and, unless otherwise specified herein, allow for all terms and conditions of the Current Agreement to automatically extend beyond the Current Expiry Date in an evergreen fashion. Additionally, in order to ensure a smooth and orderly transition at such time following the Current Expiry Date as Executive or the Company may deem a change sensible, Executive and the Company wish to put in place a reciprocal 6-month notice obligation.

As such, it is hereby agreed by and between the undersigned that effective as of the Current Expiry Date:

1.The language found in Section 1(a) of the Current Agreement pertaining to the Initial Term, any renewal thereof, and/or any other language found in Section 1(a) or elsewhere in the Current Agreement relating to a date-certain expiration will automatically become null and void and the Current Agreement shall be evergreen subject to the provisions of Sections 1(b) through 1(h) of the Current Agreement.

2.The language found in Section 1(d) of the Current Agreement shall be amended to provide Executive with a right to 6 months’ notice in the event that the Company chooses to terminate Executive’s employment without Cause at some point following the Current Expiry Date.

3.The language found in Section 1(e) of the Current Agreement pertaining to Executive’s obligation to provide 6-months’ notice in the event Executive chooses to terminate the employment relationship without Good Reason shall remain in effect.

Executive and the Company understand and acknowledge that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter or change the strictly “at-will” nature of Executive’s employment relationship with the Company, and both Executive and the Company retain the right to terminate Executive’s employment at any time, for any reason or no reason, subject to the provisions of Sections 1(b) through (h) of the Current Agreement.

AGREED BY AND BETWEEN:

/s/ Bruce Van Saun	/s/ Susan LaMonica
BRUCE VAN SAUN	CITIZENS FINANCIAL GROUP, INC.
By: Susan LaMonica, Chief Human Resources Officer